UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2009

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6721 Columbia Gateway Drive

Columbia, Maryland 21046

(Address of principal executive offices)

(443) 539-5008

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, the Board of Directors of Integral Systems, Inc. (the “Company”) appointed Major General (Ret.) H. Marshal Ward, 63, to a newly created position as the Company’s Chief Operating Officer, effective August 31, 2009.

General Ward previously served as the Vice President and General Manager, Space Systems and Electronics at BAE systems, a global defense, security and aerospace company, a position he held from 2001 to August 2009. Prior to joining BAE Systems, General Ward served in a variety of positions in the United States Air Force from 1969 to 2001, most recently as Director, Special Programs from 1998 to 2001. General Ward holds a Masters of Business Administration degree from Auburn University and a Bachelor of Science degree from Florida State University.

The Ward Agreement

On August 10, 2009, the Company entered into an agreement, effective August 31, 2009 (the “Effective Date”) with General Ward that covers the terms of his employment with the Company as Chief Operating Officer (the “Ward Agreement”). The term of the Ward Agreement is three years from the Effective Date, with automatic renewal periods of twelve months, unless either the Company or General Ward provides at least 180 days advance written notice of non-renewal. The financial terms of the Ward Agreement include (1) an annual base salary of $300,000 and (2) an annual target bonus opportunity of 50% of his base salary. General Ward’s annual target bonus opportunity and any actual bonus will be determined pursuant to the Company’s annual incentive compensation plan. The Company will also provide General Ward with an extended residence stay and a rental car for four weeks following the Effective Date, and the Company will reimburse General Ward for the cost of one round-trip, coach-class ticket per week from BWI airport or another area airport to Manchester, New Hampshire during the term of the Ward Agreement. Mr. Ward will not receive any tax gross-up for these amounts.

The Ward Agreement further provides that within thirty days after the Effective Date, the Company will grant to General Ward stock options to purchase 50,000 shares of the Company’s common stock. Such stock options will be subject to the vesting restrictions and other terms and conditions set forth in the Company’s 2008 Stock Incentive Plan and the Company’s standard form of award agreement for options under that plan. The Company also will consider additional awards of stock options or other equity awards annually under the Company’s equity incentive plan.

If General Ward’s employment is terminated by the Company without Cause, due to death or Total Disability, or if General Ward terminates his employment for Good Reason (as such terms are defined in the Ward Agreement), payments from the Company will include, subject to General Ward’s execution of the Company’s standard release of claims, (1) one year of base salary, (2) a bonus for the fiscal year in which termination occurs equal to what he would have earned that year, (3) COBRA premiums for him and any eligible dependents for one year (except in the case of termination due to death or Total Disability, as defined in the Ward Agreement) and (4) any other benefits due under the Company’s employee benefit plans.

Following any change in control (as defined in the Company’s standard form of award agreement for options granted under the 2008 Stock Incentive Plan), any unvested portion of stock options or any equity awards made to General Ward will immediately vest and become exercisable in full (1) if such change in control occurs at any time while he is still an employee of the Company, to the extent the options or any equity awards are not assumed by the acquiror or successor entity or (2) if the options or other equity awards are assumed by the acquiror or successor entity in connection with such change in control and General Ward’s employment with the Company is terminated by the Company without Cause or by General Ward for Good Reason within twelve months following the change in control.

Finally, General Ward also is subject to certain restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement.

The preceding summary of the Ward Agreement is qualified in its entirety by reference to the text of the agreement, which is filed with this report as Exhibit 10.1.

There are no family relationships between General Ward and any director or executive officer of the Company, nor are there any arrangements or understandings between General Ward and any other persons pursuant to which General Ward was selected as Chief Operating Officer. Neither General Ward, nor any member of his immediate family, has been, or currently is, a party, directly or indirectly, to any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release regarding General Ward’s appointment, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and between Integral Systems, Inc. and General H. Marshal Ward.

99.1	Press Release, dated August 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: August 17, 2009	By:	/s/ William M. Bambarger, Jr.
	Name:	William M. Bambarger, Jr
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between Integral Systems, Inc. and General H. Marshal Ward.

99.1	Press Release, dated August 17, 2009.